Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Massey Energy Company 2006 Stock and Incentive Compensation Plan of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of Massey Energy Company, Massey Energy Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Massey Energy Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 9, 2006

Richmond, Virginia